Exhibit 10.1

***Text Omitted and Filed Separately

with the Securities and Exchange Commission.

Confidential Treatment Requested

Under 17 C.F.R. Sections 200.80(b)(4)

and Rule 406 of the Securities Act if 1933, as amended.

FIRST AMENDMENT
TO THE
COLLABORATIVE RESEARCH AND LICENSE AGREEMENT

THIS FIRST AMENDMENT TO THE COLLABORATIVE RESEARCH AND LICENSE AGREEMENT (the “First Amendment”) is made by and between SENOMYX, INC. (“Senomyx”), a Delaware corporation, having a principal place of business at 4767 Nexus Centre Drive, San Diego, CA 92121, and NESTEC, Ltd. (“Nestlé”), a Swiss company, having a principal place of business at Avenue Nestlé 55, CH-1800 Vevey, Switzerland.

WHEREAS, Senomyx and Nestlé entered into that certain Collaborative Research and License Agreement dated as of October 26, 2004 (the “Agreement”); and

WHEREAS, the parties wish to amend the Agreement in the manner set forth in this First Amendment (capitalized terms used but not otherwise defined in this First Amendment shall have the meanings given such terms in the Agreement).

NOW, THEREFORE, in consideration of the foregoing premises and of the covenants, representations and agreements set forth below, the parties hereby agree to amend the Agreement as follows:

AGREEMENT

1.                                        Appendix A to the Agreement is hereby amended by either adding or amending, as provided below, the following definitions:

[…***…] means […***…] is not included. Leading brands in […***…] include […***…].  Notwithstanding the foregoing, the […***…] category specifically excludes all products that contain […***…].

[…***…] Products” means […***…].  For the avoidance of doubt, […***…] Products excludes […***…].

“Collaborative Period” means the period beginning on the Effective Date and ending July 25, 2010, unless earlier terminated in accordance with Section 14 or extended by the Steering Committee in accordance with Section 7.1.

“Discovery Phase” means the portion of the Collaborative Period commencing on July 26, 2008 and ending January 25, 2009.

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“Development Phase” means the portion of the Collaborative Period commencing on January 26, 2009 and ending July 25, 2010.  The Development Phase may be extended by the Steering Committee in accordance with Section 7.1.

“First Amendment Effective Date” means May 1, 2009.

[…***…] means […***…].  Notwithstanding the foregoing, the […***…] category specifically excludes all products that contain added […***…].

“Research Phase” means the portion of the Collaborative Period commencing on the Effective Date and ending […***…].

“Safety Studies” means the following safety studies that Senomyx anticipates would be needed to complete a […***…] submission:  […***…].

[…***…] means […***…]. Notwithstanding the foregoing, the […***…]category specifically excludes all products that contain […***…].

2.                                        Section 7.1 of the Agreement is hereby amended and restated in its entirety as follows:

“7.1                      Research Funding. During the Collaborative Period, Nestlé will provide funding to Senomyx for the Collaborative Program according to the following schedule:

(A)                            USD […***…] per quarter during the Research Phase;

(B)                              USD […***…] per quarter during the Discovery Phase; and

(C)                              USD […***…] per quarter during the Development Phase.

If there are unanticipated delays and the Steering Committee determines that it is necessary for the Development Phase to continue beyond […***…], the Steering Committee may extend the Development Phase in […***…] on such financial terms to be agreed. The Collaborative Period will be extended accordingly.

The payments under this Section 7.1 will be made in advance and on an equal […***…] basis.  Payments under this Section 7.1 are inclusive of overhead, labor, supplies and all deliverables including Materials produced for research purposes specified in this Agreement or the Research Plan. These payments do not include (i) Nestlé’s costs associated with providing support for the collaboration; or (ii) the costs of any

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unanticipated materials or equipment as requested and agreed to by the Steering Committee. Additional funding, if any, will be proposed and agreed to in writing by the Steering Committee.”

3.                                        Section 3.5 of the Agreement is hereby deleted in its entirety and shall have no further force and effect.  The numbering of Sections 3.6 and 3.7 shall remain unchanged.

4.                                      Section 3.6 of the Agreement is hereby amended and restated in its entirety as follows:

“3.6                         Right of First Negotiation Outside the Field for […***…].  During the Collaborative Period, Nestlé shall have the right of first negotiation to enter into any further Collaborative Research and License Agreement for […***…] in […***…].  Accordingly, if Senomyx wishes to develop any new opportunity in […***…], Senomyx will present that opportunity first to Nestlé and agrees to enter into good faith negotiations with Nestlé for a reasonable period of time to explore the possibility of entering into any further Collaborative Research and License Agreement with Nestlé. Nestlé must inform Senomyx of commercial interest outside the Field in the specific categories mentioned in this section 3.6 above in writing within […***…] days of receipt of written notice from Senomyx.  In the event that Nestlé provides such written notice, the parties agree to commence good faith negotiations toward a further license agreement, which negotiations shall conclude within a period of […***…] from the date of commencement.  In the event that such negotiations are not concluded within such period, Senomyx shall be free to enter into agreements with Third Parties.”

5.                                        Section 3.7 of the Agreement is hereby amended and restated in its entirety as follows:

“3.7 Responsibilities of Parties in Development Phase. All regulatory filings made or filed by Senomyx for any Selected Compound will be owned exclusively by Senomyx and shall be subject to the license grant pursuant to Section 8.    The parties agree that as of the First Amendment Effective Date, Senomyx may commence Safety Studies and […***…] for the first Selected Compound, […***…].  In consideration for Safety Studies for […***…] (as well as in consideration for safety studies performed prior to the First Amendment Effective Date for […***…]), Nestlé agrees to pay Senomyx […***…] per month which shall accrue on the first day of each month commencing April 1, 2009 and through July 1, 2010 (“Agreed Safety Study Funding”) and shall be payable according to the following schedule:

•                  April 30, 2009 – USD […***…]

•                  July 31, 2009 – USD […***…]

•                  October 31, 2009 – USD […***…]

•                  January 31, 2010 – USD […***…]

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•                  April 30, 2010 – USD […***…]

•                  July 31, 2010 – USD […***…]

Senomyx agrees that prior to the end of the Collaborative Period Nestlé may elect to terminate rights under the Agreement to […***…] as a Selected Compound, in such event Nestlé will promptly notify Senomyx in writing and will be obligated to make a final payment to Senomyx within […***…] of invoice in the amount of (i) […***…] in consideration for safety studies performed prior to the First Amendment Effective Date for […***…]; and (ii) […***…] for the Safety Studies and […***…] for […***…], the foregoing amounts paid as Agreed Safety Study Funding will be creditable toward such amount.

In the event that the Steering Committee approves additional safety studies for […***…] that are not listed in the definition of Safety Studies, Nestlé will pay […***…] such costs.  In the event that the Steering Committee selects an additional Selected Compound(s) pursuant to Section 3.1(D) after the First Amendment Effective Date, Nestle will pay for […***…] associated with regulatory approval for such Selected Compound(s) including, without limitation, Safety Studies and […***…] performed on and after the First Amendment Effective Date for such Selected Compound. For the avoidance of doubt, the amounts listed in this Section 3.7 are due in addition to the funding set forth in Section 7.1.”

6.                                        Section 7.2(C) and 7.2(D) of the Agreement are hereby amended such that the “Deadline” to achieve Milestone 3 is removed and shall no longer apply.

7.                                        A new Section 7.2(E) is hereby added to the Agreement as follows:

“(E)                             Milestone 4:

Amount:  USD […***…]

Objective:  commence […***…] for first […***…]

Notwithstanding anything to the contrary contained in this Agreement, Milestone 4 will accrue upon commencement of the […***…] for the first […***…], but will not be payable until […***…].”

8.                                        Section 7.3 of the Agreement entitled “Late Achievement of Milestones” is hereby deleted in its entirety and shall have no further force and effect.  The numbering of the remainder of Section 7 shall remain unchanged.

9.                                      A new sentence is added at the end of Section 14.2 of the Agreement as follows:

“Notwithstanding the foregoing, in the event of […***…] in […***…], Nestlé may terminate the Agreement upon ninety (90)

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days prior written notice and Nestlé will not be obligated to pay additional research funding under Section 7.1 for the period after the effective date of such termination.”

10.                               A new Section 17.14 is hereby added to the Agreement as follows:

“17.14          Executory Contrary Within the Meaning of the Bankruptcy Code.

The parties acknowledge and agree that this Agreement shall be deemed an executory contract within the meaning of Section 365 of Title 11 of the United States Code, 11 U.S.C. §101, et seq. (the “Bankruptcy Code”) at all times and for all purposes before the Term expires or this Agreement is terminated in accordance with Section 14.2, 14.3 or 14.4 hereof.  The parties further acknowledge and agree that this Agreement constitutes a license of “intellectual property” for purposes of Section 101(35A) and Section 365(n) of the Bankruptcy Code, and accordingly, if Senomyx initiates or otherwise becomes subject to proceedings as a debtor under the Bankruptcy Code, then subject to Nestlé’s continuing performance and compliance with the terms of the Agreement (including without limitation all applicable financial obligations of Section 7 hereof) Nestlé, as a licensee hereunder, shall be entitled to a license of the intellectual property licensed under Section 8 hereof to the fullest extent permitted by Section 365(n) of the Bankruptcy Code, notwithstanding any post-petition rejection of this Agreement pursuant to the applicable provisions of the Bankruptcy Code, subject to the provisions of Sections 3.3, 3.4 and 14.4 of the Agreement.  Further, the parties agree that should this Agreement be rejected by Senomyx in accordance with Section 365 of the Bankruptcy Code in connection with any proceeding under the Bankruptcy Code, during the Term Nestlé shall be entitled to engage a Third Party to perform any and all obligations of Senomyx hereunder necessary or appropriate to pursue and/or maintain regulatory approval of Product Compounds.  During the Term, Nestlé may disclose Confidential Information to such Third Party to the extent that Nestlé determines such disclosure is necessary or convenient for the purposes of allowing the Third Party to perform the obligations for which it has been engaged, provided that any such Third Party has agreed in writing with Nestle to an obligation of confidentiality no less than stringent than as applicable to Nestle under this Agreement.  The disclosure of any such Senomyx Confidential Information to such Third Party, as aforesaid, shall not be deemed a violation of this Agreement, notwithstanding anything herein to the contrary.”

11.                                 Notwithstanding anything previously set forth in the Steering Committee minutes, Compound […***…] will not be considered a Selected Compound.  For the avoidance of doubt, the Steering Committee may select […***…] as a Selected Compound under Section 3.1(D) in the future, subject to payment by Nestlé of costs under Section 3.7.  For the avoidance of doubt until the expiration of the Collaborative Period, Senomyx will not grant any rights or enter into any agreement to grant any rights in the Field, to any Third Party, in relation to Compound […***…] in the Field.

12.                                 Nestlé agrees to pay all payments currently due under Sections 3.7 and 7.1 within […***…] of the First Amendment Effective Date.  Senomyx shall have no obligation to

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commence Safety Studies or […***…] for […***…] until such payment is received.

13.                                 Senomyx will issue a press release to announce the execution of this First Amendment and the material terms; provided, however, that the extent of disclosure of such material terms shall be no more than is required to comply with applicable SEC disclosure requirements and otherwise subject to the prior written consent of Nestlé. Thereafter, Nestlé and Senomyx may each disclose to Third Parties the information contained in such press release without the need for further approval by the other party.

14.                                 Except as specifically amended by this First Amendment, the terms and conditions of the Agreement shall remain in full force and effect.

15.                                 This First Amendment will be governed by the laws of the State of California, U.S.A., as such laws are applied to contracts entered into and to be performed entirely within such State.

16.                                 This First Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this First Amendment effective as of the First Amendment Effective Date.

SENOMYX, INC.		NESTEC LTD.:

By:	/s/ Kent Snyder	By:	/s/ Valerio Nannini

Name:	Kent Snyder	Name:	Valerio Nannini

Title:	President, CEO and Chairman	Title:	Vice President

Date:	May 4, 2009	Date:	4 May 2009

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